Amendment No. 1 to Distribution Agreement

This Amendment No. 1, dated as of October 19, 2016, to the Distribution Agreement (this “Amendment”) is entered into by and between EGA Emerging Global Shares Trust (now known as Columbia ETF Trust II), a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (“ALPS”).

WHEREAS, the Trust and ALPS entered into a Distribution Agreement dated as of September 14, 2016, as in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement as set forth below in order to reflect Trust and Fund name changes.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1. All references to “EGA Emerging Global Shares Trust” shall be deleted and replaced with “Columbia ETF Trust II”.

2. Appendix A (List of Funds) to the Agreement is hereby deleted in its entirety and replaced with a new Appendix A (List of Funds) attached hereto.

3. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first referenced above.

COLUMBIA ETF TRUST II		ALPS DISTRIBUTORS, INC.

By:	/s/ Christopher O. Petersen	By:	/s/ Steven B. Price
Name:	Christopher O. Petersen	Name:	Steven B. Price
Title:	President	Title:	SVP & CCO

APPENDIX A

LIST OF FUNDS

Columbia Beyond BRICs ETF

Columbia EM Core ex-China ETF

Columbia EM Quality Dividend ETF

Columbia EM Strategic Opportunities ETF

Columbia Emerging Markets Consumer ETF

Columbia Emerging Markets Core ETF

Columbia India Consumer ETF

Columbia India Infrastructure ETF

Columbia India Small Cap ETF